Exhibit 23.3

CONSENT OF QUALIFIED PERSON

The undersigned, Gregory Kenneth Kulla, hereby states as follows:

I, Gregory Kenneth Kulla, prepared the “Technical Report On The Idaho-Maryland Project: Grass Valley California, USA” with an effective date of 1 June 2017 (the “Technical Report”), portions of which are extracted or summarized (the “Summary Material”) in this registration statement on Form S-1.

I hereby consent to references to the Technical Report, the Summary Material, my name and the name of Amec Foster Wheeler Americas Limited in the Form S-1.

Date: September 5, 2017	By:	/s/ Gregory Kenneth Kulla
Name: Gregory Kenneth Kulla, PGeo.
Title: